Exhibit 99.1

Investor Relations and Public Relations Contact:

Cindy Klimstra

(650) 962-4032

cindy_klimstra@conceptus.com

CONCEPTUS® REPORTS SECOND QUARTER SALES OF $36.8 MILLION

Results feature international unit volume growth of 35% over prior year

MOUNTAIN VIEW, Calif. (August 5, 2010) – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure(R) procedure, the first proven non-surgical permanent birth control method available, today reported financial results for the three months ended June 30, 2010.

Net sales for the second quarter of 2010 were $36.8 million, an increase of 11.5% over net sales of $33.0 million for the second quarter of 2009. Net sales were within the Company’s revised guidance of $36.8 million to $36.9 million issued in July of this year, but were below the Company’s original guidance of $39.5 million to $41.0 million issued in April of 2010.

The Company reported a net loss for the second quarter of 2010 of $0.3 million, or ($0.01) per share, compared with a net loss in the same period of 2009 of $0.6 million, or ($0.02) per share. These results were consistent with the Company’s revised net loss guidance of ($0.02) to ($0.01) per share, although below the Company’s original guidance of $0.00 to $0.03 per diluted share issued in April of 2010. Non-GAAP net income for the second quarter of 2010 was $3.5 million, or $0.11 per diluted share, compared with non-GAAP net income for the prior year second quarter of $2.4 million, or $0.08 per diluted share.

Compared with the prior year second quarter, domestic sales of the Essure system increased 7.4% to $28.0 million and international sales increased 26.5% to $8.9 million. Domestic sales growth reflects continued increases in both the number of physicians entering and completing training and in the number of certified physicians performing the Essure procedure in-office. During the second quarter of 2010, the Company entered approximately 400 physicians into preceptorship, certified approximately 330 physicians and transitioned approximately 160 physicians to performing procedures in the office setting. Approximately 11,750 physicians have performed at least one Essure procedure. Of total Essure-trained physicians, 44% are performing the Essure procedure in sites of minimal anesthesia, representing 66% of total procedure volume in the second quarter of 2010, which is consistent with the immediately preceding quarter and a 400 basis point increase over the prior year second quarter. International sales growth was negatively impacted by a stronger U.S. dollar in the current period compared with a year ago. International unit volume growth was 35% compared with the second quarter of 2009.

Gross profit for the second quarter of 2010 was $29.6 million, compared with $26.4 million for the second quarter of 2009. Gross profit margin was 80% of net sales for the second quarter of 2010, consistent with the second quarter of 2009. Sequential gross profit margin decreased slightly from 81% in the first quarter of 2010 and 82% in the fourth quarter of 2009, primarily due to a higher percentage of lower-margin international sales as well as the stronger U.S. dollar in the second quarter of 2010. Total operating expenses for the second quarter of 2010 were $28.1 million, up from $25.3 million for the second quarter of 2009, reflecting increased spending on field sales, consumer marketing and legal fees.

Cash, cash equivalents and investments were $91.1 million as of June 30, 2010, a decrease of $8.2 million from March 31, 2010. In the second quarter of 2010 the Company repaid $11.5 million of its outstanding short-term loan balance with UBS Financial Services. Subsequent to the end of the quarter, the Company repaid in its entirety the remaining $14.2 million.

Financial Guidance

Conceptus also announced financial guidance for the third quarter of 2010 and affirmed recent full year 2010 guidance, as follows:

•

Net sales: the Company expects net sales in the third quarter to be in the range of $33.0 million to $34.0 million, and affirms guidance for net sales for the full year to be in the range of $143.0 million to $145.0 million.

•

GAAP EPS: the Company expects third quarter GAAP diluted EPS to be in the range of $0.03 to $0.06 based on 32.3 million weighted average common shares outstanding, and affirms guidance for full year GAAP earnings to be in the range of $0.21 to $0.26 per diluted share.

•

Non-GAAP EPS: the Company expects third quarter non-GAAP diluted EPS to be in the range of $0.15 to $0.18, and affirms guidance for full year non-GAAP earnings to be in the range of $0.70 to $0.75 per diluted share.

“As communicated in July of this year, our growth slowed further in the second quarter as lingering unemployment and other factors caused broad-based declines in U.S. physician office visits,” commented Mark Sieczkarek, president and chief executive officer of Conceptus. “In addition, lower physician metrics caused by our response to competitive trialing impacted our rate of growth. To manage this, we expanded our field sales force early in the third quarter, which we expect will enable us to more effectively compete in existing Essure accounts, as well as drive the physician metrics of preceptorship and certification. Our financial guidance is reflective of this process, which is well underway.”

Conference Call

The Company will host an investment community conference call beginning at 4:30 p.m. Eastern time today to discuss results and answer questions. In addition to the conference call, there will be a webcast presentation of accompanying slides accessible on the company’s website at www.conceptus.com. When accessing the webcast through the Conceptus site, select “Investors” then select “Events and Presentations.” The link will be under “August 5, 2010 Conceptus 2010 Second Quarter Financial Results.”

Conference call dial-in information is as follows:

•	U.S. callers: (888) 803-8296

•	International callers: (706) 634-1250

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website, www.conceptus.com.

A telephone replay will be available from 6:30 p.m. Eastern time August 5, 2010 through 11:59 p.m. Eastern time on August 9, 2010. Replay dial-in information is as follows:

•	U.S. callers: (800) 642-1687 (domestic)

•	International callers: (706) 645-9291 (international)

•	Conference ID number (U.S. and international): 87124264

•	The replay will also be available at www.conceptus.com

Use of Non-GAAP Financial Measures

The Company has supplemented its GAAP guidance with a non-GAAP measure of net income (loss) that excludes stock-based compensation expense, non-cash interest expense, amortization of intangible assets and amortization of debt issuance costs. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company’s business operations, facilitates a better comparison of results for current periods with the Company’s previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP net income (loss) to GAAP net income (loss), the most directly comparable GAAP measure, is provided in the attached schedules.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of the non-GAAP financial measure provided in the attached schedules.

About the Essure Procedure

The Essure procedure, FDA approved since 2002, is the first permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around the micro-inserts to prevent sperm from reaching the egg. Essure is 99.8% effective based on four years of follow up with zero pregnancies reported in clinical trials, making it the most effective form of permanent birth control on the market. The procedure is covered by most insurance plans, and when it is performed in a doctor’s office the cost to the patient may be as low as a simple co-pay.

Three months after the Essure procedure, a doctor performs an Essure Confirmation Test to confirm that the inserts are properly placed and the fallopian tubes are fully blocked, giving the patient reliance on Essure for permanent birth control. Essure has been proven and trusted by physicians since 2002, with more than 435,000 women worldwide having undergone the Essure procedure.

About Conceptus, Inc.

Conceptus, Inc. is a leader in the design, development and marketing of innovative solutions in women’s healthcare. The Company manufactures and markets Essure permanent birth control. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area. Information about Conceptus is available at www.conceptus.com.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements, the accuracy of which is subject to risks and uncertainties. These forward-looking statements include discussions regarding projected net sales and net income for the third quarter and full year 2010, the use of non-GAAP financial measures and growth in physician metrics. These discussions and other forward-looking statements included herein may differ significantly from actual results. Such differences may be based upon factors such as changes in strategic planning decisions by management, re-allocation of internal resources, changes in the impact of recessionary pressures, decisions by insurance companies, scientific advances by third parties, litigation risks, and the introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as to the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

© 2010 Conceptus, Inc— All rights reserved. Conceptus, Essure and Your Family is Complete. Your Choice is Clear are registered trademarks and service marks of Conceptus, Inc.

(Tables to follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net sales	$36,847	$33,049	$70,205	$60,200
Cost of goods sold	7,285	6,671	13,676	12,426

Gross profit	29,562	26,378	56,529	47,774

Operating expenses:
Research and development	1,815	2,008	3,561	3,415
Selling, general and administrative	26,330	23,337	52,309	45,908

Total operating expenses	28,145	25,345	55,870	49,323

Operating income (loss)	1,417	1,033	659	(1,549)
Interest and other expense, net	(1,585)	(1,506)	(3,044)	(3,119)

Loss before provision for income taxes	(168)	(473)	(2,385)	(4,668)

Provision for income taxes	123	82	257	223

Net loss	$(291)	$(555)	$(2,642)	$(4,891)

Basic and diluted net loss per share	$(0.01)	$(0.02)	$(0.09)	$(0.16)

Shares used in computing basic and diluted net loss per share	31,032	30,518	30,981	30,478

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2010	December 31, 2009

Cash and cash equivalents	$21,458	$61,658
Short-term investments and put option	50,612	43,559
Accounts receivable, net	19,344	17,315
Inventories, net	4,598	4,908
Other current assets	4,904	3,437

Total current assets	100,916	130,877

Property and equipment, net	10,601	9,782
Intangible assets and debt issuance costs, net	26,268	28,674
Long-term investments	18,980	—
Goodwill	14,750	17,318
Other assets	505	488

Total assets	$172,020	$187,139

Total liabilities	110,764	126,281

Common stock and additional paid in capital	302,115	296,191
Other comprehensive loss	(3,877)	(993)
Accumulated deficit	(236,982)	(234,340)

Total stockholders’ equity	61,256	60,858

Total liabilities and stockholders’ equity	$172,020	$187,139

Conceptus, Inc.

Reconciliation of Reported Net loss and Loss Per Share to Non-GAAP Net Income and Earnings Per Share

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net loss, as reported	$(291)	$(555)	$(2,642)	$(4,891)

Adjustments to net loss:
Amortization of intangibles (a)	808	186	1,627	366
Stock-based compensation (b)	1,802	1,583	3,531	2,930
Amortization of non-cash interest expense (c)	1,099	1,039	2,183	2,064
Amortization of debt issuance costs (d)	116	117	232	233

Adjustments to net loss	3,825	2,925	7,573	5,593

Non-GAAP net income (loss)	$3,534	$2,370	$4,931	$702

Loss per share, as reported
Basic and diluted	$(0.01)	$(0.02)	$(0.09)	$(0.16)

Non-GAAP earnings per share
Basic	$0.11	$0.08	$0.16	$0.02
Diluted	$0.11	$0.08	$0.15	$0.02

Weighted average common shares used in calculation
Basic	31,032	30,518	30,981	30,478
Diluted	31,828	31,012	31,932	30,928

(a)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(b)	Consists of stock-based compensation in accordance with ASC 718
(c)	Consists of amortization of non-cash interest expense in accordance with ASC 470-20
(d)	Consists of amortization of debt issuance costs

Conceptus, Inc.

Reconciliation of Forward-Looking Guidance For Non-GAAP Financial Measures

To Projected GAAP EPS

(Unaudited)

	Three Months Ending September 30, 2010		Twelve Months Ending December 31, 2010
	From	To	From	To

GAAP Guidance	$0.03	$0.06	$0.21	$0.26

Estimated Non-GAAP Guidance
Amortization of intangibles (a)	$0.02	$0.02	$0.10	$0.10
Stock-based compensation (b)	$0.06	$0.06	$0.24	$0.24
Amortization of non-cash items for convertible note (c)	$0.04	$0.04	$0.15	$0.15

Total Non-GAAP Adjustments	$0.12	$0.12	$0.49	$0.49

Non-GAAP Guidance	$0.15	$0.18	$0.70	$0.75

(a)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(b)	Consists of stock-based compensation in accordance with ASC 718
(c)	Consists of amortization of non-cash interest expense in accordance with ASC 470-20 and debt issuance costs

CC-2459 05AUG10F

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